Exhibit 2.2

DATED: OCTOBER 3, 2014

SHARE PURCHASE AGREEMENT

between

[_______________________________________]

and

QUMU CORPORATION

relating to the purchase of certain of the issued share
capital of kulu valley ltd

Blake Morgan LLP
Apex Plaza
Forbury Road
Reading
RG1 1AX

DX: 117878 READING (APEX PLAZA)

Tel: 0118 955 3000
Fax: 0118 939 3210
Ref: GSC.460898.1

CONTENTS

CLAUSE
1.	Interpretation	1
2.	Sale and purchase	4
3.	Purchase price	4
4.	Completion	4
5.	Warranties	5
6.	buyer’s warranties	6
7.	Confidentiality and announcements	6
8.	Further assurance	8
9.	Assignment	9
10.	Entire agreement	10
11.	Variation and waiver	10
12.	Costs	10
13.	Notices	10
14.	Severance	12
15.	Agreement survives Completion	12
16.	Third party rights	12
17.	Successors	12
18.	Counterparts	12
19.	Rights and Remedies	13
20.	Governing law and jurisdiction	13

SCHEDULE

Schedule 1 Particulars of the Company		14

Schedule 2 What the Seller shall deliver to the Buyer at Completion		15

Schedule 3 Consideration Shares		16

THIS AGREEMENT is dated October 3, 2014

Parties

(1)	[___________________________________________________________________]

(2)

QUMU CORPORATION, incorporated and registered in the state of Minnesota, United States of America, with company number 5M-12 whose registered office is at 7725 Washington Avenue South, Minneapolis, MIN 55439 (Buyer).

Background

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £178.15 divided into 1,781,525 ordinary shares of £0.0001 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 1 .

(D)	The Seller is the legal and beneficial owner of, or is otherwise able to procure the transfer of, the legal and beneficial title to the Sale Shares.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer’s Solicitors: Blake Morgan LLP of Apex Plaza, Forbury Road, Reading RG1 1AX.

Company: Kulu Valley Ltd, a company incorporated and registered in England and Wales with company number 04602658 whose registered office is at 91 Goswell Road, London EC1V 7EX, further details of which are set out in Schedule 1 .

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Completion Payment: US$«F22»

Consideration Shares: the «F23» shares of common stock of the Buyer to be issued by the Buyer to the Seller in part satisfaction of the Purchase Price and which will bear the legend referred to in Schedule 3 .

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

holding company: has the meaning given in clause 1.11.

Investor Questionnaire: the document, described as such, in the agreed form as set out in appendix A to Schedule 3 to be completed and executed by the Seller.

Lock Up Agreement: the agreement in respect of the Consideration Shares entered into on or about the date of this agreement between the Buyer and the Seller.

Majority Sale Shares: the entire issued ordinary shares of £0.0001 each (other than the Sale Shares) in the Company, all of which have been issued and are fully paid, and which, together with the Sale Shares comprise the whole of the issued share capital of the Company.

Purchase Price US$«F24».

Sale Shares: the «F11» ordinary shares of £0.0001 each in the Company, all of which have been issued and are fully paid or credited as fully paid.

Seller’s Solicitors: Shoosmiths LLP of Russell House, 1550 Parkway, Solent Business Park, Whiteley, Fareham, Hampshire PO15 7AG.

Title Warranties: the warranties contained in clause 5.1.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5

A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.9	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a) another person (or its nominee), by way of security or in connection with the taking of security; or

(b) its nominee.

1.12	A reference to writing or written includes fax but not e-mail (unless otherwise expressly provided in this agreement).

1.13

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.15	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.16

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.17

A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.18	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Sale and purchase

2.1

On the terms of this agreement, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion.

2.2

The Seller waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or the Majority Sale Shares (or any of them) conferred on him under the articles of association of the Company or otherwise.

2.3	The Buyer is not obliged to complete the purchase of the Sale Shares unless the purchase of all the Sale Shares and the Majority Sale Shares is completed simultaneously.

3.	Purchase price

3.1	The Purchase Price for the Sale Shares shall be satisfied as follows:

	3.1.1	the payment by the Buyer of the Completion Payment to the Seller in cash on Completion in accordance with clause 3.2; and

	3.1.2	the issue to the Seller by the Buyer on Completion of the Consideration Shares (credited as fully paid).

3.2

All payments to be made to the Seller under this agreement shall be made in US Dollars by electronic transfer of immediately available funds to the Seller’s Solicitors (who are irrevocably authorised by the Seller to receive the same). Payment to the Seller’s Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Buyer to pay the sum in question to the Seller, and the Buyer shall not be concerned to see to the application of the monies so paid.

3.3

For all purposes under this agreement, the rate of exchange to be applied shall be Barclays Bank Plc’s spot rate for the purchase of US Dollars with Sterling or the purchase of Sterling with US Dollars (as the case may be) immediately before the close of business on the date of this agreement.

3.4	The provisions of Schedule 3 shall apply in relation to the Consideration Shares.

3.5

The Seller acknowledges that the Buyer shall deduct from the Completion Payment an amount equal to the exercise price that is owed by the Seller to the Company as a result of the exercise of EMI Options pursuant to which the Sale Shares where issued to the Seller. The Buyer shall pay such amount to the Company in satisfaction of the Seller’s obligation to pay such exercise price.

4.	Completion

4.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or at any other place as may be agreed in writing by the parties).

4.2	At Completion:

	(a)	the Seller shall:

		(i)	deliver or cause to be delivered to the Buyer the documents and evidence set out in Schedule 2 ; and

		(ii)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller; and

	(b)	the Buyer shall (subject to the Seller complying with his obligations in clause 4.2(a)):

		(i)	pay the Completion Payment in accordance with clause 3.1.1, clause 3.2 and clause 3.5;

		(ii)	deal with the Consideration Shares in accordance with the Lock Up Agreement.

5.	Warranties

5.1	The Seller warrants to the Buyer for himself alone, that:

(a)

he has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which the Seller is a party) in accordance with their respective terms;

	(b)	this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms;

	(c)	the execution and delivery by the Seller of this agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:

		(i)	under any agreement or instrument to which the Seller is a party or by which the Seller is bound; or

		(ii)	of any order, judgment, decree or other restriction applicable to the Seller; and

(d)

the Seller is the legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to such Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person;

(e)

the Seller has not agreed to confer any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company; and

	(f)	no Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

5.2

The Title Warranties are not subject to any qualification and no letter, document or other communication shall be deemed to constitute a disclosure against such warranties and without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any of the Title Warranties is breached or proves to be untrue or misleading, the Seller shall pay to the Buyer on demand:

(a) the amount necessary to put the Company into the position it would have been in if the relevant Title Warranty had not been breached or had not been untrue or misleading;

(b)

all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer, the Company as a result of such breach or of such Title Warranty being untrue or misleading (including a reasonable amount in respect of management time); and

(c)

any amount necessary to ensure that, after any Taxation of a payment made in accordance with clause 5.1(a) or clause 5.2(b), the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

6.	buyer’s warranties

6.1	The Buyer warrants that:

(a)

it has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which the Buyer is a party) in accordance with their respective terms;

(b) this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in accordance with their respective terms; and

(c) the execution and delivery by the Buyer of this agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:

(i) under any agreement or instrument to which the Buyer is a party or by which the Buyer is bound; or

(ii) of any order, judgment, decree or other restriction applicable to the Buyer.

7.	Confidentiality and announcements

7.1	The Seller undertakes to each of the Buyer and the Company that he shall:

(a)

keep confidential the terms of this agreement and all confidential information or trade secrets in his possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer’s Group other than to the extent necessary for the purpose of performing his employment with the Company;

(b) not disclose any of the information referred in clause 7.1(a) in whole or in part to any third party, except as expressly permitted by this clause 7; and

	(c)	not make any use of any of the information referred in clause 7.1(a), other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.

7.2	Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Completion, of any information relating to the Company.

7.3	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:

(a)

is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 7.4(a) in breach of this agreement); or

(b)

was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

7.4	Any party may disclose any information that it is otherwise required to keep confidential under this clause 7:

(a)

to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this agreement, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure; or

	(b)	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or

	(c)	in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants; or

	(d)	with the prior consent in writing of all the other parties; or

	(e)	if such information relates to one party only, with the prior consent in writing of that party; or

	(f)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

	(g)	to the extent that the disclosure is required:

(i) by the laws of any jurisdiction to which that party is subject; or

(ii) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

		(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

		(iv)	under any arrangement in place under which negotiations relating to terms and conditions of employment are conducted; or

		(v)	to protect that party’s interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so and to the extent reasonably practicable in the circumstances) the party making the disclosure gives the other parties as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party in relation to the content of such disclosure.

7.5

Each party shall supply any other party with such information about itself, its Group or this agreement as that other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which that other party is subject.

7.6

Subject to clause 7.7 and clause 7.8, no party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement or the Transaction without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

7.7

Nothing in clause 7.6 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other parties and takes into account the reasonable requests of the other party in relation to the content of such announcement before it is made.

7.8	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, or any other member of the Buyer’s Group.

8.	Further assurance

8.1	The Seller shall promptly execute and deliver such documents and perform such acts as the Buyer may require from time to time for the purpose of giving full effect to this agreement.

8.2	Pending registration of the Buyer as owner of the Sale Shares:

(a)

the Seller appoints the Buyer (acting by any of its directors from time to time) as his attorney with full power to exercise all rights in relation to the Sale Shares as the Buyer in its absolute discretion sees fit, including (but not limited to):

		(i)	receiving notice of, attending and voting at any general meeting of the shareholders of the Company, including meetings of the members of any particular class of shareholder, and all or any adjournments of such meetings, or signing any resolution as registered holder of the Sale Shares;

		(ii)	completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of the Sale Shares;

(iii)

dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Sale Shares or received in connection with the Sale Shares from the Company or any other person; and

		(iv)	otherwise executing, delivering and doing all deeds, instruments and acts in the Seller’s name insofar as may be done in the Seller’s capacity as registered holder of the Sale Shares; and

	(b)	the Seller undertakes:

		(i)	not to exercise any rights attaching to the Sale Shares or exercisable in the Seller’s capacity as registered holder of the Sale Shares without the Buyer’s prior written consent;

(ii)

to hold on trust for the Buyer all dividends and other distributions received by the Seller in respect of the Sale Shares and promptly notify the Buyer of anything received by the Seller in the Seller’s capacity as registered holder of the Sale Shares;

(iii)

to act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by the Seller in the Seller’s capacity as registered holder of the Sale Shares; and

		(iv)	to ratify and confirm whatever the Buyer does or purports to do in good faith in the exercise of any power conferred by the power of attorney contained in this clause 8.2.

9.	Assignment

9.1

Subject to the further provisions of this clause 9, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

9.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

9.3	The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to:

(a)

another member of its Group. The Buyer shall procure that such assignee assigns any rights assigned to it in accordance with this clause (a) back to the Buyer or another member of the Buyer’s Group immediately before it ceases to be a member of the Buyer’s Group; or

	(b)	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.

9.4	If there is an assignment or transfer of the Buyer’s rights in accordance with clause 9.3:

(a) the Seller may discharge his obligations under this agreement to the Buyer until they receive notice of the assignment;

(b) the assignee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement; and

(c) the Seller’s liability to the assignee shall be no greater than their liability to the Buyer would have been if the assignment had not taken place.

10.	Entire agreement

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

11.	Variation and waiver

11.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

11.2

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

12.	Costs

The Buyer shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it). Sumit Rai, Andromeda Partners LLP and Realise Capital Partners LLP shall pay the Seller’s costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

13.	Notices

13.1	For the purposes of this clause 13, but subject to clause 13.7, notice includes any other communication.

13.2	A notice given to a party under or in connection with this agreement:

(a) shall be in writing and in English;

(b) shall be signed by or on behalf of the party giving it;

(c) shall be sent to the relevant party for the attention of the contact and to the address specified in clause 13.3, or such other address or person as that party may notify to the others in accordance with the provisions of this clause 13;

	(d)	shall be:

(i) delivered by hand; or

(ii) sent by pre-paid first class post, recorded delivery or special delivery; or

(iii) sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

	(e)	is deemed received as set out in clause 13.5.

13.3	The addresses for service of notices on the Seller and the Buyer are:

	(a)	Seller

(i) address: the address set out next to the Seller’s name at the beginning of this agreement

	(b)	Buyer

(i) address: 7725 Washington Avenue South, Minneapolis, MIN 55439

(ii) for the attention of: James L. Stewart

13.4

A party may change its details for service of notices as specified in clause 13.3 or Schedule 1 (as the case may be) by giving notice to each of the other parties. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

	(a)	the date (if any) specified in the notice as the effective date for the change; or

	(b)	five Business Days after deemed receipt of the notice of change.

13.5	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

	(a)	if delivered by hand, on signature of a delivery receipt; or

	(b)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or

	(c)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

	(d)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; or

(e)

if deemed receipt under the previous paragraphs of this clause 13.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

13.6	To prove service, it is sufficient to prove that:

(a) if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

(b) if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

13.7	This clause 13 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

15.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

16.	Third party rights

16.1

Except as expressly provided in clause 16.2, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

16.2	Clause 7 (Confidentiality and Announcements) shall be enforceable by the Company and the Buyer’s Group to the fullest extent permitted by law.:

16.3	The rights of the parties to agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

17.	Successors

This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

18.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

19.	Rights and Remedies

19.1	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

19.2	Notwithstanding the provisions of clause 19.1, this agreement shall not be capable of rescission except in the event of fraud.

20.	Governing law and jurisdiction

20.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

20.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document is executed as a deed and is delivered on the date stated at the beginning of it.

Schedule 1      Particulars of the Company

Name:	Kulu Valley Ltd

Registration number:	04602658

Registered office:	91 Goswell Road

London

EC1V 7EX

Issued share capital:	Amount: £178.15

Divided into: 1,781,425 ordinary shares of £0.0001 each

Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A

Directors and shadow directors:	Richard Mark Fifield

Sumit Neil Vishnu Rai

Glen Woodcock

Secretary:	None

Auditors:	None

Registered charges:	Rent deposit deed in favour of Pulman House LLP created on 3 September 2010

Schedule 2      Completion

What the Seller shall deliver to the Buyer at Completion

1.	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following:

	(a)	a transfer of the Sale Shares, in agreed form, executed by the Seller in favour of the Buyer;

	(b)	any waivers, consents or other documents required to enable the Buyer to be registered as the holder of the Sale Shares, in each case in agreed form;

	(c)	a duly certified copy of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

	(d)	the Investor Questionnaire duly completed and executed by the Seller; and

	(e)	the Lock Up Agreement duly executed by the Seller.

Schedule 3     Consideration Shares

Investment Agreement

1.

The Seller undertakes, in respect of the Consideration Shares to be issued to him under this agreement, that he shall not, without the prior written consent of the Buyer; for the period commencing on the Completion Date and ending on the first anniversary of the Completion Date, dispose of any interest in any of the Consideration Shares. The Seller agrees to enter into a Lock-up Agreement with the Buyer.

2.

References in paragraph 1 to “Consideration Shares” shall include any shares held by the Seller arising out of the consolidation, conversion or subdivision of Consideration Shares and any shares acquired by reference to the Consideration Shares whether by way of bonus or rights issue, pre-emption right or in exchange or substitution for any Consideration Shares.

3.	The Seller’s Securities Representations

3.1	Investment Representations of the Seller.

The Seller warrants to the Buyer as follows:

3.1.1

The Seller has received and carefully read in its entirety the Buyer’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2013, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, (iii) Current Reports on Form 8-K dated April 24 and 25, 2014, May 21 and 22, 2014, June 27, 2014 and July 8 and 31, 2014 and (iv) Definitive Proxy Statements filed April 15, 2014 and May 27, 2014 ((i), (ii), (iii) and (iv) together being the “Buyer Materials”). The Seller has based his or her decision to invest on the information contained in the Buyer Materials (including the financial information contained therein), and has not otherwise relied upon any other offering literature or prospectus. The Seller acknowledges that the Seller has read, understood and is familiar with the risk factors made part of the Buyer Materials, is familiar with the nature of risks attending investments of this type, and has determined that a purchase of the Consideration Shares is consistent with the Seller’s investment objectives.

3.1.2

The Seller acknowledges that the Seller has been given the opportunity to ask questions of, and receive answers from, representatives of the Buyer regarding the business and current plans of the Buyer and the issuance of the Consideration Shares and has been given the opportunity to inspect such documents and obtain all additional information that the Seller has requested so as more fully to understand the nature of the investment and to verify the accuracy of the information supplied to such Seller. The Seller acknowledges that no representation or warranty has been made to the Seller, or to the Seller’s advisors or representatives, by the Buyer or others with respect to the business of the Buyer and its financial condition.

3.1.3	The Seller is an individual and is at least 21 years of age. The Seller maintains his or her domicile at the address set forth in paragraph (A) of Appendix A to this Schedule 3 .

3.1.4

The Seller can bear the economic risks of this investment and can afford the loss of the Seller’s entire investment in the Consideration Shares. The Seller has adequate means of providing for the Seller’s current needs and possible personal contingencies, and has no present or anticipated need for liquidity of this investment in the Buyer. The investment of the Seller in the Buyer is reasonable in relation to the Seller’s net worth and financial needs.

3.1.5

The Seller understands that the value of the Consideration Shares has been determined based on the average of the closing prices of the Buyer’s Common Stock on the last twenty trading days preceding the Completion Date as reported by the NASDAQ Stock Market (subject to a negotiated collar) and that no guarantee or other assurance has been given about an increase in value, if any, of the Consideration Shares and that the Seller could lose the total value of the Seller’s investment. The Seller also understands that the Consideration Shares will be restricted as to marketability, until the first anniversary date of the Completion Date as set forth in paragraph 1 of this Schedule 3 above.

3.1.6

The Seller has the requisite knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Buyer and has determined that such an investment is a suitable investment or the Seller has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Buyer and to evaluate the merits and risks of such an investment on the Seller’s behalf, and the Seller represents that the Seller understands the nature of this investment which could result in the loss of the total amount of such investment

3.1.7

The Seller acknowledges that the Buyer has not provided any tax advice or information. The Seller acknowledges that the Seller must retain the Seller’s own professional advisors to evaluate the tax and other consequences of an investment in the Consideration Shares.

3.1.8

The Seller understands that the offer and sale of the Consideration Shares have not been passed upon, nor have the merits of this investment been endorsed or approved by, any state or federal authority. The Seller acknowledges that this offering of Consideration Shares has not been reviewed by the United States Securities and Exchange Commission (“SEC”) because of the Buyer’s representations that this is intended to be a non-public offering pursuant to Section 3(b) or Section 4(2) of the United States Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under Regulation D promulgated thereunder and/or Rule 903 under Regulation S promulgated thereunder.

3.1.9	The Seller represents that the Seller is investing in the Consideration Shares for the Seller’s own account and not with a view toward the resale, transfer or distribution of all or any part thereof. The Seller understands that the Seller must bear the economic risk of an investment in the Consideration Shares for an indefinite period. The Seller has been advised and is aware that the Consideration Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and, therefore, cannot be sold, and the Seller agrees not to sell or otherwise dispose of all or any part of the Consideration Shares acquired by the Seller unless the Consideration Shares, or part thereof, as the case may be, is subsequently registered under the Securities Act and the state securities laws as are applicable or unless there are available exemptions from such registrations that are supported by an opinion of counsel for the Seller, which counsel and opinion is satisfactory to the Buyer.

3.1.10

The Seller understands the meaning and legal consequences of the foregoing representations and warranties. The Seller certifies that each of the representations and warranties set forth in this paragraph 3.1 is true and correct as of the date hereof and shall survive such date.

3.1.11

The Seller hereby agrees that the Consideration Shares issued to the Seller pursuant to this agreement, and any certificates and other instruments representing such Consideration Shares, may bear the following legends in addition to any other legends as may be agreed to by the Seller or as may be required by law:

The shares of stock represented by this certificate are subject to cancellation and redemption by the Company pursuant to the terms of that certain Share Purchase Agreement. The Company will upon written request furnish a copy of such agreement to the holder hereof without charge.

The shares of stock represented by this certificate may not be sold, assigned, pledged, encumbered, or otherwise transferred except in conformity with the terms of a Lock-up Letter Agreement between the holder and the Company. The Company will upon written request furnish a copy of such agreement to the holder hereof without charge.

The shares of stock represented hereby have been offered and sold in an offshore transaction to a person who is not a U.S. person pursuant to Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”). The shares of stock represented hereby have not been registered under the 1933 Act or any U.S. state securities laws. Unless pursuant to an effective registration statement under the 1933 Act, the shares of stock may not be offered or sold, directly or indirectly, in the United States (as defined in Regulation S) or to U.S. persons (as defined in Regulation S) unless the Company has received an opinion of counsel satisfactory to the Company to the effect that (i) such transaction is in accordance with the provisions of Regulation S under the 1933 Act, (ii) an exemption from the registration requirements of the 1933 Act is available or (iii) the transaction not subject to the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws. In addition, hedging transactions involving the shares of stock may not be conducted unless in compliance with the 1933 Act.

3.1.12

The Seller acknowledges that the Seller’s investment in the Consideration Shares was not effected by any means of general advertising or general solicitation of an investment in the Buyer and that such investment is considered a private transaction.

3.2	Investor Suitability Information.

The Seller represents and warrants that the Seller has completed the Investor Questionnaire contained in appendix A to this Schedule 3 attached hereto, that the information contained therein is complete and accurate as of the date hereof and that all of the Seller’s responses to the information requested therein are incorporated into this agreement as representations and warranties as if fully set forth herein. The Seller agrees to furnish any additional information requested to assure compliance with applicable United States federal and state securities laws in connection with the issuance of the Consideration Shares.

EXECUTED as a DEED by

[______________________________________________]

In the presence of:

Signature of witness:

Full name:

Address:

Occupation:

EXECUTED as a DEED by

for and on behalf of QUMU CORPORATION
Chief Executive Officer

In the presence of:

Signature of witness:

Full name:

Address:

Occupation: